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                                                                    EXHIBIT 10.2

NEWS RELEASE

ANALYST CONTACT:                             MEDIA CONTACT:
Stephen J. Tober                             Leslie Bedford
SPR Inc.                                     SPR Inc.
Chief Operating Officer                      Director of Special Projects
630.575.6230                                 630.575.6229


                 INDUSTRY CONDITIONS, CLIENT PROJECT DELAYS, AND
            MERGER TERMINATION AFFECT SPR INC. FIRST QUARTER RESULTS

Oak Brook, Illinois, March 15, 1999 - SPR Inc. (Nasdaq: SPRI) said today that its first quarter sales and operating results will be significantly below expectations. The company said this was due to general industry conditions, delays of major client projects, and its focus on the merger with Metamor Worldwide, Inc. (Nasdaq: MMWW) that was terminated today.

Revenues for the Oak Brook-based IT services provider will be approximately 30 percent lower than anticipated, according to SPR Inc. Chairman and CEO Rob Figliulo. The company expects an operating loss in the first quarter because of the decreased revenue, its continued commitment to temporarily unassigned employees, and the one-time costs involved with the terminated merger.

"The impact of Y2K spending among our corporate client base, and the preoccupation of users and end users with testing newly-compliant systems, is causing them to delay decisions related to the services that SPR provides," Figliulo said.

"This short-term reassessment of spending for IT services is affecting all providers in the industry, but we remain confident in the prospects for our business.

"The unanticipated impact of recent industry events dictates that we set this deal with Metamor Worldwide aside and explore other ways to work together in the best interests of our respective shareholders, clients, and employees.

"We enjoy a healthy balance sheet, we are well-positioned to weather the current slow-down, and we will continue to leverage our commitment to, and investment in, our employees and consultants. We expect to increase our share of the IT outsourcing market as conditions improve in the future."

Founded in 1973 and headquartered in the Chicago area, SPR Inc. provides Fortune 1000 companies with information technology services. These services include General Consulting as well as five outsourcing services: Software Modernization, Mass Change, Application Management, Information Delivery,



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and Software Quality Services. The outsourcing services help clients derive maximum value from their existing information technology investment with comprehensive solutions for maintaining, improving and transitioning legacy systems. SPR has offices in Oak Brook, IL; Dallas; Milwaukee; and Tulsa.


Statements in this report that are not strictly historical are "forward-looking" statements, which are subject to risk and uncertainty. Factors which cause actual results to differ materially include, but are not limited to, business conditions, competition, the successful management of projects, unexpected termination of projects, attracting and retaining highly skilled employees and various other factors which involve risk and uncertainty detailed in the company's prospectus filed with the Securities and Exchange Commission.



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